                                                                EXHIBIT 10.18(a)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made as of the first day of August, 1996, between Introgen Therapeutics, Inc., a Delaware corporation (the "Company"), and David
G. Nance (the "Employee").

         1. Employee Duties. The Company hereby employs the Employee as its President for the Term (as hereinafter defined), with such responsibilities and duties as the Board of Directors may from time to time determine consistent with such job title. The Employee shall devote such time as is reasonably necessary to the performance of his responsibilities and duties hereunder provided, however, that nothing herein contained shall restrict the Employee from serving as a consultant to and/or acting as a director or officer of other entities not in competition with the Company in the field of in vivo gene therapy for the development of p53 gene replacement, K-ras inhibition or C-CAM tumor suppressor gene therapy. The Company acknowledges that as of the date of this Agreement Employee has numerous outside business interests and activities, including serving as president of Domecq Technologies, Inc., president of Technology Capital Corporation, trustee of several private and charitable trusts and foundations, president of DGX Corporation, Domecq Sebastian Holdings, partner (as Trustee) of Texas Biomedical Development Partners and its successors, service in several outside directorships and management of assets including but not limited to securities and real estate. Through those entities and otherwise Employee is and will continue to be active outside the Company in the areas of biotechnology, pharmaceuticals, research and development, medical technology, and healthcare. The Company agrees that Employee may continue these and other similar activities throughout the term, provided that such activities do not violate the provisions of this Agreement.

         2. Term of Agreement. The term of employment (the "Term") shall commence on the date first written above, and end on July 31, 1998, unless renewed in accordance with the terms hereof.

         3. Compensation. Base Salary. Employee shall receive an aggregate base salary at the rate of $225,000 per annum during the Employment Term; provided, however, that should the Company become a publicly traded corporation then the Company and the Employee agree to negotiate in good faith and adjust the amount of salary and other compensation so that, effective upon the first anniversary hereof, they will be consistent with those paid by other public companies of similar valuations and promise to their chief executive officers, and to reflect the additional responsibilities and duties of a chief executive officer of a public company. Installments of base salary shall be paid not less frequently than bi-weekly. Employee may be paid bonuses (in stock, cash or other consideration), from time to time as determined by the Board of Directors.

         4. Other Fringe Benefits. Employee shall receive the following benefits during the Term of Employment: Pension, profit sharing plan, 401K plan and stock option plan participation, comprehensive health, accident, major medical, disability and life insurance protection in accordance with the general policies of the Company as in effect from time to time.

         5. Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder, provided that Employee accounts to the Company therefore in the manner prescribed by the Company for reimbursement of Employee's expenses.

         6. Vacation. Employee shall be entitled to a reasonable number of vacation days each year, and in any event shall receive at least as many vacation days as allowed any other Company Employee. Unused vacation days may be accumulated from year to year.

         7. Term of Employment. Term of Employment shall mean the period commencing on the date provided in Section "2" and ending on the earliest to occur of:

            (i) The death of Employee;

            (ii) The Termination Date or such later date as may be set by mutual consent expressed in a writing signed by both parties hereto;

            (iii) Termination for cause pursuant to Section 8 of this Employment Agreement; or

            (iv) Termination by Employee pursuant to Section 8.

         8.2 Termination of Employment.

         8.3 Termination for Cause. The Company may terminate Employee's employment only for "Cause." A termination for Cause is a termination evidenced by a finding adopted in good faith by the Board that Employee (i) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from Employee's incapacity due to illness, physical or mental disability or other incapacity) and such failure continues after the Board has given written notice that Employee has failed to perform his duties,
(ii) has been convicted of a felony, (iii) has breached this Agreement in any material respect if such breach is not cured or remedied reasonably promptly after the Board has given written notice to Employee providing a reasonable description of the breach, or (iv) engaged in conduct constituting willful malfeasance in connection with his employment which is materially and demonstrably injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on Employee's part, shall be considered "willful" for purposes of (i) or (iv) above unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after Notice of Termination (as hereinafter defined) is given by Employer shall constitute Cause for purposes of this Agreement. Termination for Cause shall be by action of the Board after giving Employee and his legal advisor an opportunity to meet with the Board, contest the basis for termination, and to demonstrate that Employee's continued employment is in the best interests of the Company.

         8.2 Termination by Employee. In the event that Employee's responsibilities, job title, or authority are materially altered by Employer, then Employee may terminate this Agreement at any time.

         8.3 Effect of Termination.

              (i) If Employee's employment hereunder shall be terminated by the Company for cause pursuant to Section 8 hereof, this Agreement shall forthwith terminate except that Employee's obligations under Section 10 shall continue unaffected.

             (ii) If Employee's employment hereunder shall be terminated by the Company other than for cause, Employee's obligations under Section 10 shall terminate and the Company shall pay to the Employee all compensation otherwise payable to the employee hereunder to the same extent as if this Agreement had not been terminated.

            (iii) If Employee's employment hereunder is terminated by Employee pursuant to Section 8.2, then all of Employee's obligations and compensation hereunder shall cease except that Employee shall be entitled to receive all compensation accrued under Section 3, 4 and 5 but unpaid as of the date of termination.

         9. Death of Employee. If Employee's employment hereunder shall terminate because of his death, this Agreement shall forthwith terminate, except that Employee's personal representative shall be entitled to receive all compensation accrued in favor of Employee under Sections 3, 4, and 5 but unpaid as of the date of death. All rights of Employee's personal representative to receive any further compensation hereunder or under any other plan, arrangement or procedure of the Company shall terminate, to the extent not theretofore vested, except for any rights which arise by virtue of Employee's death under any such plan, arrangement or procedure.

     10.  Non-Compete.

     10.1 Non-Competition. Employee agrees that he will not during the Term of this Agreement engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner or partner of, any other business or organization that is now or shall hereafter be competing with the Company in the field of in vivo gene therapy for the development of P53 gene replacement, K-ras inhibition, or C-CAM tumor suppressor gene therapy within any geographical area where the Company is doing business. Subject to the foregoing, the Company acknowledges that Employee may continue to serve in the capacities and participate in the activities outside the Company described in Section 1 hereof and similar capacities and activities, and that such participation will not constitute prohibited competition hereunder.

     10.2 Nondisclosure of Confidential Information; Non-Competition. (a) Employee shall not, without the prior written consent of the Company, divulge, or disclose to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except
(i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, or disclose such information. For purposes of this Section 10(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans or other non-public, proprietary and confidential information of the Company, in each case which is not otherwise available to the public.

     10.3 Branch of Section 10. Since a breach of the provisions of this
Section 10 could not be adequately compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or threatened breach. Employee agrees that the provisions of this Section 10 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 10 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, than the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restrictions shall then be enforceable in the manner contemplated hereby.

         11. Warranties and Representations of the Employee. The Employee warrants and represents that the Employee is not subject to any agreement, contract, judgment, decree or limitation the effect of which would prohibit, limit or otherwise restrict the employment of the Employee by the Company pursuant to the terms of this Agreement.

         12. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

               If to the Employee:

               David G. Nance
               25 St. Stephens School Road
               Austin, Texas 78746

               If to the Company:

               Introgen Therapeutics, Inc.
               301 Congress Avenue, Suite 1850
               Austin, Texas 78701

         13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Texas applicable to agreements made and to be performed entirely in such state. The parties agree that this Agreement is performable in Travis County, Texas, and that venue of any action concerning this Agreement shall lie in Travis County, Texas.

         14. Heading and Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for the alleged representation, promise or inducement not so set forth.

         16. Amendments To Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. the failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         IN WITNESS WHEREOF, the parties have enacted this Agreement as of the date first above written.

             COMPANY:             INTROGEN THERAPEUTICS, INC.

                                  By: /s/ John N. Kapoor
                                    ------------------------------
                                      John N. Kapoor, Chairman


             EMPLOYEE:                /s/ David G. Nance
                                    ------------------------------
                                      David G. Nance